Exhibit 99.(a)(1)(A)

RACKABLE SYSTEMS, INC.
46600 LANDING PARKWAY
FREMONT, CALIFORNIA 94538
(510) 933-8300

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
June 11, 2007

RACKABLE SYSTEMS, INC.
OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5:00 P.M., U.S. PACIFIC TIME,
ON JULY 10, 2007, UNLESS WE EXTEND THE OFFER

We are offering eligible employees the opportunity to exchange outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $16.00 per share (Eligible Option Grants) for a reduced number of Restricted Stock Units (Restricted Stock Units) to be granted under our 2005 Equity Incentive Plan (Offer). If you are an eligible employee and wish to accept this Offer, you must complete an election form agreeing to exchange one or more of your Eligible Option Grants for Restricted Stock Units and specifying the Eligible Option Grants to be exchanged. This Offer is currently expected to expire at 5:00 p.m., U.S. Pacific Time, on July 10, 2007, unless we extend the Offer to a later date (Expiration Date).

The Offer will be open to all persons (Eligible Holders) that as of the commencement of the Offer are employed by us or our wholly-owned subsidiaries. However, members of our Board of Directors, our Chief Executive Officer, and our Executive Vice President, Worldwide Sales and Marketing will not be eligible to participate in the Offer.

The ratio of shares subject to Eligible Option Grants cancelled to Restricted Stock Units issued ranges from 2-to-1 to 3.5-to-1. These exchange ratios are intended to result in the issuance of Restricted Stock Units that have a fair value, determined using an option valuation model, roughly equivalent to (a) for Eligible Option Grants with exercise prices in the $16.00 - 24.99 range, the fair value of the cancelled options that they replace as of the date this Offer is commenced, depending on where they fall within the range, and (b) for Eligible Option Grants with exercise prices at or above $25.00, 70% of the fair value of the cancelled options they replace as of the date this Offer is commenced, again depending on where they fall within the range.

If you are an Eligible Holder, you may exchange one or more of your outstanding Eligible Option Grants for Restricted Stock Units. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised shares that are subject to each Eligible Option Grant that you tender in this Offer. Your election to exchange one or more of your outstanding Eligible Option Grants for Restricted Stock Units is entirely voluntary and may not be withdrawn or changed after the stated time on the Expiration Date.

Each Restricted Stock Unit issued in the Offer will represent a right to receive one share of our common stock on a specified future date when the Restricted Stock Unit vests through an Eligible Holder’s continued service as an employee or consultant with us. The Restricted Stock Units will be subject to vesting in equal quarterly installments through August 15, 2009 (if the Eligible Option Grant being tendered in the Offer was granted prior to October 1, 2006) or August 15, 2010 (if the Eligible Option Grant being tendered in the Offer was granted on or after October 1, 2006), with the first quarterly vesting date to be November 15, 2007.

IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTION GRANTS FOR RESTRICTED STOCK UNITS AND YOUR CONTINUOUS SERVICE AS AN EMPLOYEE OR CONSULTANT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE AUGUST 15, 2009 OR 2010, AS APPLICABLE, THEN YOU WILL FORFEIT ANY RESTRICTED STOCK UNITS THAT REMAIN UNVESTED AT THE TIME YOUR CONTINUOUS SERVICE AS AN EMPLOYEE OR CONSULTANT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

We are making this Offer upon the terms, and subject to the conditions, described in this cover letter and in the Offer (and attachments thereto) and in the attached Summary Term Sheet and Questions and Answers (which together, as they may be amended from time to time, constitute the Offer). Without limiting the preceding sentence, this Offer is subject to conditions that we describe in Section 6 of the Offer.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

Shares of our common stock are quoted on The Nasdaq Global Select Market (Nasdaq) under the symbol “RACK”. On June 7, 2007, the closing price of our common stock as reported on Nasdaq was $12.82 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

If you have any questions regarding the Offer, please consult the Summary Term Sheet and Questions and Answers. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Quoc Nguyen at (510) 933-8398 or qnguyen@rackable.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Your election to exchange one or more of your Eligible Option Grants is voluntary. If you decide to participate in this Offer, you must properly complete the Election Form distributed to you showing your Eligible Option Grants (or you may obtain a blank Election Form at http://collab.rackable.com/twiki/bin/view/Main/HumanResources) and submit it in accordance with its instructions before 5:00 p.m. U.S. Pacific Time on the Expiration Date (currently July 10, 2007), or on a later date if we extend the Offer. If you do not submit the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. The information about this Offer is limited to this document, the attached Summary Term Sheet and Questions and Answers.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY

2005 Plan means our 2005 Equity Incentive Plan. All Restricted Stock Units will be issued under the 2005 Plan.

2006 Plan means our Amended and Restated 2006 New Recruit Equity Incentive Plan.

Commencement Date means the date that we first provide to Eligible Holders the opportunity to participate in this Offer and the means to exchange Eligible Option Grants.

Company Option Plans means each of the 2005 Plan and the 2006 Plan.

Eligible Holders means all persons that as of the commencement of the Offer are employed by us or our Subsidiaries, excluding members of our Board of Directors, our Chief Executive Officer, and Executive Vice President, Worldwide Sales and Marketing.

Eligible Option Grants means all outstanding stock options held by Eligible Holders that have an exercise price that is equal to or greater than $16.00 per share.

As used in these materials, employed and employment does not include service as a member of our Board of Directors.

Expiration Date means the time that this Offer will expire, which is currently set to be at 5:00 p.m., U.S. Pacific Time on July 10, 2007, unless we extend the Offer to a later date.

Fair Market Value means the closing price of our common stock as reported on Nasdaq on the Expiration Date (or, if no sales are reported on that date, then the closing price of our common stock on the first day prior to that date on which there is a reported sale).

Nasdaq means The Nasdaq Global Select Market.

Offer means this offer to exchange Eligible Option Grants for Restricted Stock Units.

Restricted Stock Units means Restricted Stock Units issued pursuant to this Offer in exchange for the Eligible Option Grants.

SEC means the United States Securities and Exchange Commission.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with this Offer.

Subsidiaries means our wholly-owned subsidiaries: Rackable Systems Limited (Ireland), Rackable Systems Canada Acquisition ULC (Canada), and Rackable Systems Asia Pacific Ltd. (Hong Kong).

SUMMARY TERM SHEET

The following is a summary of the material terms of this Offer. We urge you to read carefully the remainder of this Offer, the Questions and Answers and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer and the Schedule TO. We have included cross-references to the relevant sections of this Offer where you can find a more complete description of the topics discussed in this summary.

•
Offer. We are offering Eligible Holders the opportunity to exchange Eligible Option Grants for a reduced number of Restricted Stock Units. Eligible Option Grants are outstanding options with an exercise price equal to or greater than $16.00 per share. (See Section 1)

•
Eligible Holders. The Offer will be open to all persons that as of the Commencement Date are employed by us or our Subsidiaries. However, members of our Board of Directors and our Chief Executive Officer and Executive Vice President, Worldwide Sales and Marketing, will not be eligible to participate in the Offer.

•
Voluntary Participation; Exchange. Your participation in this Offer is voluntary. You may exchange one or more of your Eligible Option Grants for Restricted Stock Units. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised shares that are subject to each Eligible Option Grant that you tender in this Offer.

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Exchange Ratios. We have established three exchange ratios for Eligible Option Grants depending on their exercise prices. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Stock Option Shares per Restricted Stock Unit
$16.00 - $24.99	2 to 1
$25.00 - $34.99	3 to 1
$35.00 and above	3.5 to 1

•
Restricted Stock Units. Restricted Stock Units issued in the Offer will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Holder’s continued service as an employee or consultant with us or one of our subsidiaries. The Restricted Stock Units will be subject to vesting in equal quarterly installments through August 15, 2009 (if the Eligible Option Grant being tendered in the Offer was granted prior to October 1, 2006) or August 15, 2010 (if the Eligible Option Grant being tendered in the Offer was granted on or after October 1, 2006), with the first quarterly vesting date to be November 15, 2007, regardless of the extent to which the corresponding Eligible Option Grants were vested upon surrender. If you exchange Eligible Option Grants for Restricted Stock Units and your continuous service as an employee or consultant with us or one of our subsidiaries terminates for any reason before August 15, 2009 or 2010, as applicable, then you will forfeit any Restricted Stock Units received that remain unvested at the time your continuous service as an employee or consultant with us or one of our subsidiaries terminates.

•
Other Terms and Conditions of Restricted Stock Units. An Eligible Holder is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her Restricted Stock Units. However, Eligible Holders generally will recognize taxable income upon settlement of the Restricted Stock Units that is subject to income and employment tax and/or social security contribution withholding. If you are a tax resident of Canada, Hong Kong, Ireland, or the United Kingdom, the tax consequences for your Restricted Stock Units may differ (see Schedules B through E, respectively). We may elect to satisfy our tax withholding obligations by deducting from the shares of common stock that would otherwise be issued in settlement of Restricted Stock Units a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. All other terms and conditions of the Restricted Stock Units issued in the Offer will be substantially the same as those that apply generally to Restricted Stock Units granted under the 2005 Plan.

•	Timing. We commenced this Offer on June 11, 2007. The Expiration Date of this Offer is currently July 10, 2007, but we may extend this Offer to a later date.

•
Eligibility. If for any reason you are not employed by us or our Subsidiaries on the Commencement Date, then you will not be eligible to participate in this Offer. If you are not employed by us or one of our Subsidiaries on the Expiration Date or the date your Restricted Stock Units are granted, you will not be eligible to receive Restricted Stock Units and your cancelled options will not be reinstated. Options held by our Chief Executive Officer and Executive Vice President, Worldwide Sales and Marketing and members of our Board of Directors may not be exchanged in this Offer.

•
Election. To make your election to accept this Offer, you must properly complete and deliver an Election Form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date in accordance with the procedures described in this Offer. You may change or withdraw your election at any time prior to 5:00 p.m., U.S. Pacific Time, on the Expiration Date by following similar procedures. You may not withdraw or change your election after the stated time on the Expiration Date. (See Sections 3 and 4)

•
Conditions to this Offer. This Offer is subject to a number of conditions. If any of the conditions to which this Offer is subject occurs, we may terminate or amend this Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6)

•
Trading Price for Our Common Stock. Shares of our common stock are traded on Nasdaq under the symbol “RACK”. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. (See Section 7)

•
Tax Consequences. The exchange of Eligible Option Grants for Restricted Stock Units pursuant to this Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of Restricted Stock Units. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentence. (U.S. employees - See Section 13; Employees residing in Canada - See Schedule B; Employees residing in Hong Kong - See Schedule C; Employees residing in Ireland - See Schedule D; and Employees residing in the United Kingdom - See Schedule E)

•
Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate this Offer in any way. We will notify you if we amend or terminate this Offer. We may be required to extend this Offer in the event we materially change the terms of this Offer. (See Section 14)

THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to exchange a reduced number of Restricted Stock Units for Eligible Option Grants held by persons (Eligible Holders) that as of the commencement of the Offer are employed by us or our Subsidiaries. However, members of our Board of Directors and our Chief Executive Officer and Executive Vice President, Worldwide Sales and Marketing will not be eligible to participate in the Offer.

Eligible Option Grants are all outstanding options that were granted under the Company Option Plans and that have an exercise price that is equal to or greater than $16.00 per share of common stock. As of May 31, 2007, approximately 4,816,133 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 2,566,633 shares were covered by Eligible Option Grants.

Your participation in this Offer is voluntary. You may exchange one or more of your Eligible Option Grants. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised shares that are subject to each Eligible Option Grant that you tender in this Offer. This Offer is subject to the terms and conditions described in this Offer and the attached Summary Term Sheet and Questions and Answers. We will only accept Eligible Option Grants that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the Expiration Date.

The ratio of shares subject to Eligible Option Grants cancelled to Restricted Stock Units issued ranges from 2-to-1 to 3.5-to-1. These exchange ratios are intended to result in the issuance of Restricted Stock Units that have a fair value, determined using an option valuation model, roughly equivalent to (a) for Eligible Option Grants with exercise prices in the $16.00-24.99 range, the fair value of the cancelled options that they replace as of the date this Offer is commenced, depending on where they fall within the range, and (b) for Eligible Option Grants with exercise prices at or above $25.00, 70% of the fair value of the cancelled options they replace as of the date this Offer is commenced, again depending on where they fall within the range.

Each Restricted Stock Unit issued in the Offer will represent a right to receive one share of our common stock on a specified future date when the Restricted Stock Unit vests through an Eligible Holder’s continuous service as an employee or consultant. The Restricted Stock Units will be subject to vesting in equal quarterly installments through August 15, 2009 (if the Eligible Option Grant being tendered in the Offer was granted prior to October 1, 2006) or August 15, 2010 (if the Eligible Option Grant being tendered in the Offer was granted on or after October 1, 2006), with the first quarterly vesting date to be November 15, 2007.

If you exchange any Eligible Option Grants under the Company Option Plans, then your Restricted Stock Units will be granted under the 2005 Plan.

IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, YOU WILL NOT RECEIVE ANY RESTRICTED STOCK UNITS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND THE EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $16.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN, SUBJECT TO ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND RACKABLE SYSTEMS, YOUR EMPLOYMENT IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE OR THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR RESTRICTED STOCK UNITS AND YOUR CONTINUOUS SERVICE AS AN EMPLOYEE OR CONSULTANT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE AUGUST 15, 2009 OR 2010, AS APPLICABLE, THEN YOU WILL FORFEIT ANY RESTRICTED STOCK UNITS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR CONTINUOUS SERVICE AS AN EMPLOYEE OR CONSULTANT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

The Expiration Date of this Offer means 5:00 p.m., U.S. Pacific Time, on July 10, 2007, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to amend this Offer and take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants;

•	increase or decrease the number of Eligible Option Grants that can be exchanged in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2. PURPOSE OF THE OFFER.

Historically, we have regularly granted stock options to virtually all of our employees. When our Compensation Committee approves the grant of a stock option, it establishes the exercise price that the recipient must pay to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to or greater than the market price of a share of our common stock on the date the option is granted. Thus, a recipient receives value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.

Our stock price has experienced a significant decline during 2007 and has remained at historically low levels during the last several months. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of May 31, 2007, Eligible Holders held Eligible Option Grants for approximately 2,566,633 shares with exercise prices ranging from $16.00 per share to $48.24 per share. On June 7, 2007, the closing price of our common stock as reported by The Nasdaq Global Select Market (Nasdaq) was $12.82 per share. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance employee morale and retention, as well as long-term stockholder value, we need to maintain competitive employee compensation and incentive programs. An equity stake in the success of the company is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore for Eligible Holders the ability to participate economically in our future growth and success.

In addition, many of the Eligible Option Grants have been out of the money for an extended period of time and, therefore, have not been exercised. As a result, we have developed a significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees. Assuming that 100% of Eligible Holders participate in the Offer, Eligible Option Grants covering approximately 2,566,633 shares as of May 31, 2007 would be surrendered and cancelled, while approximately 1,013,730 Restricted Stock Units would be issued, resulting in a net reduction of approximately 1,552,903 shares. The recapture of these shares would allow us to use the additional shares to recruit new management employees and to retain directors and key employees. The cancellation of Eligible Option Grants will also allow us to minimize incremental accounting charges under SFAS No. 123(R) relating to the Eligible Option Grants as they would have continued to vest.

We regularly evaluate various strategic and business development opportunities, including reseller agreements, marketing and other collaboration arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. We intend to continue to review the prospects of our existing businesses to determine whether any of them should be modified, restructured, sold or otherwise discontinued.  Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)
any change in our management, including a change to the material terms of employment of any executive officer (although as part of the management changes we have instituted during 2007 in an effort to further develop our business and improve our performance, we intend to continue to identify and hire additional qualified management personnel as and when appropriate);

(e)
any change in our present Board of Directors, including a change in the number or term of directors (although as part of our Nominating and Corporate Governance Committee’s goal to assemble a strong Board of Directors with experience and expertise in corporate governance, we intend to identify and appoint one or more additional members to the Board as and when appropriate);

(f)	any other material change in our corporate structure or business;

(g)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

(j)	the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

(k)	any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Option Grants.

3. PROCEDURES.

Making Your Election. To make your election to accept or reject this Offer, you must make your election and submit the Election Form to Quoc Nguyen, HR Generalist, via hand delivery, interoffice mail or facsimile to (408) 240-8002 before 5:00 p.m., U.S. Pacific Time, on the Expiration Date. We intend to mail to each Eligible Holder a copy of this Offer and an Election Form listing each Eligible Option Grant. The Election Form can also be found on our intranet website located at http://collab.rackable.com/twiki/bin/view/Main/HumanResources, and a listing of all of your Eligible Option Grants can be viewed online by accessing your E*TRADE account at www.etrade.com. If you cannot use this website, please contact Quoc Nguyen at (510) 933-8398 or qnguyen@rackable.com and request an option summary report. You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.

The delivery of the Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grants will be accepted for exchange until all defects or irregularities have been cured by the option holder exchanging the Eligible Option Grants, or waived by us, prior to the Expiration Date.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Date of the Offer all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

4. CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4. You may change your election at any time before 5:00 p.m., U.S. Pacific Time, on the Expiration Date.

To change your election, you must deliver a Notice of Withdrawal, or re-deliver the Election Form, each to Quoc Nguyen, HR Generalist, via hand delivery, interoffice mail or facsimile to (408) 240-8002, before 5:00 p.m., U.S. Pacific Time, on the Expiration Date. The blank forms of each of these documents are located on our intranet website at http://collab.rackable.com/twiki/bin/view/Main/HumanResources, or you may contact Quoc Nguyen at (510) 933-8398 or qnguyen@rackable.com. The last Notice of Withdrawal or Election Form delivered by you as described above prior to 5:00 p.m., U.S. Pacific Time, on the Expiration Date will be treated as your final election with respect to the Offer.

The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

5. ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF RESTRICTED STOCK UNITS.

On the terms and subject to the conditions of this Offer, we currently expect that on or promptly after the Expiration Date, we will accept for exchange and cancel all Eligible Option Grants properly exchanged and not validly withdrawn before the Expiration Date in accordance with this Offer. The Restricted Stock Units are expected to be granted shortly after the Expiration Date.

The ratio of shares subject to Eligible Option Grants cancelled to Restricted Stock Units issued ranges from 2-to-1 to 3.5-to-1. These exchange ratios are intended to result in the issuance of Restricted Stock Units that have a fair value, determined using an option valuation model, roughly equivalent to (a) for Eligible Option Grants with exercise prices in the $16.00 - 24.99 range, the fair value of the cancelled options that they replace as of the date this Offer is commenced, depending on where they fall within the range, and (b) for Eligible Option Grants with exercise prices at or above $25.00, 70% of the fair value of the cancelled options they replace as of the date this Offer is commenced, again depending on where they fall within the range.

A listing of all of your Eligible Option Grants can be viewed online by accessing your E*TRADE account at www.etrade.com or obtained by contacting Quoc Nguyen at qnguyen@rackable.com or (510) 933-8398 and requesting an option summary report. In addition, we intend to mail to each Eligible Holder a copy of this Offer and an Election Form listing each Eligible Option Grant. If you are an employee of ours or one of our Subsidiaries as of the Expiration Date but are not employed continuously by us or one of our Subsidiaries through the date the Restricted Stock Units are granted, then you are not eligible to receive the Restricted Stock Units and any exchanged Eligible Option Grants will not be reinstated.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Option Grants. After you deliver an Election Form you will receive a written confirmation that will confirm your election and state where you can find information regarding the number of Restricted Stock Units that we will grant to you. Similarly, after you deliver a Notice of Withdrawal, you will receive a written confirmation that will confirm your election to withdraw your Eligible Option Grants from the Offer.

6. CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange:

•	any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment.

•
any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Option Grants, the issuance of Restricted Stock Units, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)
make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Restricted Stock Units or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)
delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Restricted Stock Units for some or all of the exchanged Eligible Option Grants;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)
any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

Also, if your employment with us or one of our Subsidiaries terminates, whether voluntarily, involuntarily or for any other reason (including death), after the Expiration Date but before your Restricted Stock Units are granted, then you will not receive any Restricted Stock Units or have a right to any Eligible Option Grants that were previously cancelled. If your employment with us or one of our Subsidiaries is terminated as part of any announced reduction in force, you will fall within this category. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, YOU WILL NOT RECEIVE ANY RESTRICTED STOCK UNITS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

7. PRICE RANGE OF COMMON STOCK.

The Eligible Option Grants subject to this Offer are not publicly traded. However, upon exercise of an Eligible Option Grant, the option holder becomes a holder of our common stock. Our common stock is quoted on Nasdaq under the symbol “RACK.” Commencing in 2006, our common stock has traded on the Nasdaq Global Select Market. Prior to June 10, 2005, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sale prices of our common stock, as reported by Nasdaq.

	High	Low

Fiscal Year 2007
Through June 7, 2007	$17.24	$11.25
First Quarter	$32.48	$15.96

Fiscal Year 2006
Fourth Quarter	$37.80	$25.75
Third Quarter	$40.42	$18.64
Second Quarter	$56.00	$31.56
First Quarter	$53.10	$26.35

Fiscal Year 2005
Fourth Quarter	$29.76	$13.21
Third Quarter	$14.50	$11.15
Second Quarter (from June 10, 2005)	$14.01	$11.65

On June 7, 2007, the closing price of our common stock as reported by Nasdaq was $12.82 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

8. EXCHANGE RATIOS.

We have established three exchange ratios for Eligible Option Grants depending on their exercise price. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Stock Option Shares per Restricted Stock Unit
$16.00 - $24.99	2 to 1
$25.00 - $34.99	3 to 1
$35.00 and above	3.5 to 1

The total number of Restricted Stock Units an Eligible Holder will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share. For example, if an Eligible Holder holds an option to purchase 1,000 shares of our common stock at an exercise price of $20.00 per share, he or she would be entitled to exchange that option for 500 Restricted Stock Units (i.e., after applying the applicable 2 to 1 exchange ratio set forth in the table above).

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS.

Each Restricted Stock Unit issued in the Offer will represent a right to receive one share of our common stock on a specified future date when the Restricted Stock Unit vests through an Eligible Holder’s continued service as an employee or consultant with us. The Restricted Stock Units will be subject to vesting in equal quarterly installments through August 15, 2009 (if the Eligible Option Grant being tendered in the Offer was granted prior to October 1, 2006) or August 15, 2010 (if the Eligible Option Grant being tendered in the Offer was granted on or after October 1, 2006), with the first quarterly vesting date to be November 15, 2007.

The Restricted Stock Units to be granted in the Offer will be granted pursuant to the 2005 Plan. Each Restricted Stock Unit represents a right to receive one share of our common stock on a fixed settlement date, which is generally within a short  period after the date on which the Restricted Stock Unit vests, subject to the Eligible Holder’s continued service as an employee or consultant with us. A participant is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her Restricted Stock Units. However, employees generally will recognize taxable income upon settlement of the Restricted Stock Units that is subject to income and employment tax and/or social security contribution withholding. Employees residing in Canada, Hong Kong, Ireland, and the United Kingdom may be subject to different tax treatment (see Schedules B through E, respectively). We may elect to satisfy our tax withholding obligations by deducting from the shares of common stock that would otherwise be issued in settlement of Restricted Stock Units a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. All other terms and conditions of the Restricted Stock Units issued in the Offer will be substantially the same as those that apply generally to Restricted Stock Units granted under the 2005 Plan. For additional information regarding the terms of the Restricted Stock Units to be issued in the Offer, please refer to the 2005 Plan prospectus on our intranet website located at http://collab.rackable.com/twiki/bin/view/Main/HumanResources.

If we receive and accept the exchange of all Eligible Option Grants, we will grant Restricted Stock Units covering a total of approximately 1,013,730 shares of our common stock. As of May 31, 2007, there were approximately 28,591,697 shares of our common stock outstanding. The common stock issuable upon exercise of the Restricted Stock Units would equal approximately 3.54% of the total shares of our common stock outstanding as of May 31, 2007.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

A list of our directors and executive officers is attached to this Offer as Schedule A. As of the close of business on May 31, 2007, our executive officers and non-employee directors (10 persons) as a group held options outstanding under the Company Option Plans to purchase a total of 943,479 shares of our common stock. Members of our Board of Directors and our Chief Executive Officer and Executive Vice President, Worldwide Sales and Marketing will not be eligible to participate in this Offer. For more detailed information with respect to the beneficial ownership of common stock by those directors and executive officers who were beneficial owners of common stock as of March 16, 2007, please refer to our definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2007, which is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The table below sets forth the beneficial ownership of each of our executive officers and directors of options under (a) the Company Option Plans and (b) all of our equity incentive plans, as of May 31, 2007. The “number of shares covered by all option grants” and “percentage of total outstanding options” in the table below is based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under all of our equity incentive plans, which was 4,816,133 shares as of May 31, 2007. All of our executive officers, other than our Chief Executive Officer and Executive Vice President, Worldwide Sales and Marketing, are eligible to participate in this Offer.

Name	Position	Number of Shares Covered by Eligible Option Grants	Percentage of Eligible Option Grants	Number of Shares Covered by All Option Grants	Percentage of Total Outstanding Options
Mr. Mark J. Barrenechea	President and Chief Executive Officer and Director	—	—	30,000	0.623%
Mr. Carl Boisvert	Executive Vice President, Worldwide Sales and Marketing	—	—	125,000	2.595%
Mr. Giovanni Coglitore	Co-founder and Chief Technology Officer	65,000	2.533%	65,000	1.350%
Mr. William P. Garvey	General Counsel, Vice President of Corporate Development, and Secretary	60,000	2.338%	120,066	2.493%
Ms. Madhu Ranganathan	Chief Financial Officer	185,000	7.208%	185,000	3.841%
Mr. Gautham Sastri	Executive Vice President, RapidScale	140,000	5.455%	240,000	4.983%
Mr. Charles M. Boesenberg	Director	—	—	34,749	0.722%
Mr. Gary A. Griffiths	Director	—	—	47,332	0.983%
Mr. Hagi Schwartz	Director	—	—	50,666	1.052%
Mr. Ronald D. Verdoorn	Director	—	—	45,666	0.948%
All directors and executive officers as a group (10 persons)		450,000	17.534%	943,479	19.590%

During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliate of ours, engaged in transactions involving Eligible Option Grants during the past 60 days.

Except as otherwise described in this Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and members of our Board of Directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.

We have designed the proposed Offer in a manner intended to provide that the fair value of the Eligible Option Grants surrendered in the Offer with exercise prices less than $25.00 per share is approximately equal to the fair value of the Restricted Stock Units granted in the Offer to the holders of the Eligible Option Grants, and that the fair value of Restricted Stock Units granted in the Offer to holders of Eligible Option Grants with exercise prices of $25.00 per share or higher is approximately 70% of the fair value of the Eligible Option Grants surrendered. The Offer is intended to restore competitive and appropriate equity incentives for our employees and employees of our Subsidiaries and to reduce our existing overhang, while recapturing shares under the 2005 Plan that will be available for future grants to new recruits and current key employees and directors.

Many of the Eligible Option Grants have been out of the money for an extended period of time and, therefore, have not been exercised by our employees. As a result, we have developed a significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees. If we implement the Offer, Eligible Option Grants surrendered under the Offer will be returned to the applicable Company Option Plan pursuant to which they were originally granted. Assuming that 100% of Eligible Holders participate in the Offer, Eligible Option Grants covering approximately 2,566,633 shares as of May 31, 2007 would be surrendered and cancelled, while approximately 1,013,730 Restricted Stock Units would be issued, resulting in a net reduction of approximately 1,552,903 shares.

12. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants and the grant of Restricted Stock Units as described in the Offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Restricted Stock Units is subject to conditions, including the conditions described in Section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLANS. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants for Restricted Stock Units pursuant to the Offer for those Eligible Holders subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder. If you are a resident of Canada, Hong Kong, Ireland, or the United Kingdom, the discussion in this Section 13 generally will not apply to you; instead, please see Schedules B through E, respectively for details regarding your tax treatment.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

We believe the exchange of Eligible Option Grants for Restricted Stock Units pursuant to the Offer will be treated as a non-taxable exchange. If you exchange outstanding incentive stock options or nonqualified stock options for Restricted Stock Units, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

Restricted Stock Units

If you participate in this Offer, you will not recognize any income or be subject to income tax withholding upon receipt of your Restricted Stock Units. However, in connection with the issuance of shares on the date or dates when your Restricted Stock Units vest you generally will recognize ordinary income equal to the fair market value of the shares. When shares are delivered to you under your Restricted Stock Units, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may withhold these sums from any amounts otherwise payable to you, through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. We may also authorize the withholding of shares in such amounts as we determine are necessary to satisfy our tax withholding obligations. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you under your Restricted Stock Units.

Stock Options

If you participate in this Offer, your Eligible Option Grants will be exchanged for Restricted Stock Units. So that you are able to compare the tax consequences of new Restricted Stock Units to that of your Eligible Option Grants, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. federal tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted (the new option grant date); and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Nonstatutory Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which tax withholding will be required.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occurs. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•	increase or decrease the number of Eligible Option Grants to be exchanged in the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

15. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange Eligible Option Grants pursuant to this Offer.

16. INFORMATION ABOUT US.

General

We were incorporated in the State of Delaware in December 2002 under the name Rackable Corporation, at which time we received financing from an entity affiliated with Parthenon Capital and purchased substantially all of the assets and assumed substantially all of the liabilities of our predecessor corporation, now named GNJ, Inc. GNJ, Inc., formerly known as Rackable Systems, Inc., was incorporated in October 2000. In December 2000, GNJ, Inc. purchased all of the assets and assumed all of the liabilities of Rackable Systems LLC, the predecessor entity. Rackable Systems LLC was later merged into GNJ, Inc. in January 2001. We changed our corporate name from Rackable Corporation to Rackable Systems, Inc. in December 2002. In September 2006, we acquired Terrascale Technologies, Inc., a Canadian based company. Our principal executive offices are located at 46600 Landing Parkway, Fremont, California 94538 and our telephone number is (510) 933-8300. Our website is located at www.rackable.com. The information on our website is not a part of this Offer.

Rackable Systems is a provider of high-density computer servers based on an open architecture approach, targeting scale out datacenter deployments. In addition, we also design, market and sell a range of storage appliances and high-capacity storage systems which leverage many of our core server technologies. Our products are designed to provide benefits in the areas of density, thermal management, remote management, ease of serviceability and flexible and efficient power distribution. We also offer a high degree of flexibility and control in component selection to match the specific environmental and application requirements of our customers. Our products are designed to reduce total cost of ownership through strategic sourcing of components and reduced deployment and operating expenses. We base our products on open standard components such as processors from Advanced Micro Devices and Intel, and operating systems such as Linux and Windows in order to leverage the continuing price-performance improvements associated with high-volume computer components.

Financial

Set forth below is a selected summary of certain financial information about Rackable Systems. This selected financial information is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007.

(all amounts in thousands except for share counts and per share amounts and ratios of earnings to fixed charges)

	March 31, 2007	December 30, 2006	December 31, 2005
Condensed Consolidated Selected Balance Sheet Data (at period end):
Cash and cash equivalents	$52,652	$30,446	$29,099
Working capital	261,140	268,180	112,326
Total assets	390,024	406,770	176,042
Total liabilities	74,492	91,081	52,777
Total stockholders’ equity	315,532	315,689	123,265

	Year Ended		Three Months Ended
	December 30, 2006	December 31, 2005	March 31, 2007	April 1, 2006
Condensed Consolidated Statement of Operations:
Revenues	$360,376	$214,985	$72,023	$84,392
Gross profit	76,976	49,656	9,024	19,494
Income (loss) from operations	11,547	23,617	(17,874)	9,318
Income (loss) before income tax (provision) benefit	19,844	18,420	(16,071)	10,226
Income tax (provision) benefit	(8,372)	(9,908)	5,914	(4,254)
Net income (loss)	11,472	8,512	(10,157)	5,972
Net income (loss) per share - basic	$0.43	$0.86	$(0.36)	$0.25
Net income (loss) per share - diluted	$0.40	$0.47	$(0.36)	$0.23
Shares used in calculating basic net income (loss) per share	26,947,888	9,946,791	28,220,970	24,274,396
Shares used in calculating diluted net income (loss) per share	28,618,309	18,040,017	28,220,970	26,234,692

Ratio of Earnings to Fixed Charges:

Earnings:
Income (loss) before income tax (provision) benefit	$19,844	$18,420	$(16,071)	$10,226
Add: Fixed charges	59	1,570	31	11
	$19,903	$19,990	$(16,040)	$10,237

Fixed Charges:
Interest expense	$59	$1,570	$31	11
Ratio of earnings to fixed charges	336	12	-- (1)	930

(1) Such an amount would likely have been 518, had such a loss not been incurred.

Rackable Systems’ book value per share as of March 31, 2007 was $11.03. Book value per share is the value of our total stockholders’ equity divided by the number of our issued and outstanding common shares, which at March 31, 2007 amounted to 28,596,263 shares.

17. ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

(c)
our Current Reports on Form 8-K filed with the SEC on January 11, 2007, January 31, 2007, March 26, 2007, April 9, 2007, May 1, 2007, May 22, 2007, May 25, 2007 (as amended by our Form 8-K/A filed May 29, 2007), May 30, 2007, June 5, 2007, and June 8, 2007;

(d)	our Definitive Proxy Statement for our fiscal 2007 Annual Meeting of Stockholders, filed with the SEC on April 11, 2007, as supplemented by materials filed with the SEC on May 7, 2007; and

(e)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 27, 2005.

The SEC file number for these filings is 0-51333. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

100 F Street, N.E.	500 West Madison Street
Washington, D.C. 20549	Suite 1400
Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “RACK”, and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each Eligible Holder, upon his or her written or oral request, a copy of this Offer or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Rackable Systems, Inc.
46600 Landing Parkway
Fremont, California 94538
Attn: Quoc Nguyen, HR Generalist

or by telephoning us at (510) 933-8300 between the hours of 9:00 a.m. and 5:00 p.m., Fremont, California, local time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

The information about us contained in this Offer should be read together with the information contained in the documents to which we have referred you.

18. MISCELLANEOUS.

This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED MARCH 31, 2007 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE ATTACHED COVER LETTER, THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND
EXECUTIVE OFFICERS

Our directors and executive officers and their ages, positions and offices as of May 31, 2007, are set forth in the following table:

Name	Age	Positions and Offices Held
Mr. Mark J. Barrenechea	42	President, Chief Executive Officer and Director of Rackable Systems
Mr. Carl Boisvert	49	Executive Vice President, Worldwide Sales and Marketing of Rackable Systems
Mr. Giovanni Coglitore	39	Co-founder and Chief Technology Officer of Rackable Systems
Mr. William P. Garvey	42	General Counsel, Vice President of Corporate Development, and Secretary of Rackable Systems
Ms. Madhu Ranganathan	43	Chief Financial Officer of Rackable Systems
Mr. Gautham Sastri	41	Executive Vice President, RapidScale Division of Rackable Systems
Mr. Charles M. Boesenberg	58	Director of Rackable Systems, Retired
Mr. Gary A. Griffiths	57	Director of Rackable Systems and President, Products and Operations, of WebEx Communications, Inc.
Mr. Hagi Schwartz	45	Director of Rackable Systems and President, Magnolia Capital
Mr. Ronald D. Verdoorn	56	Director of Rackable Systems, Retired

The business address of each director and executive officer is: Rackable Systems, Inc., 46600 Landing Parkway, Fremont, CA 94538.

Mr. Barrenechea has served as our President and Chief Executive Officer since April 2007 and has been a member of Rackable Systems’ Board of Directors since November 2006. From January 2007 to April 2007, Mr. Barrenechea served as an independent technology consultant. From June 2006 until January 2007, Mr. Barrenechea was a director at Garnett & Helfrich Capital, a private equity firm. From June 2003 to June 2006, Mr. Barrenechea held the positions of Senior Vice President of Product Development and Executive Vice President, Product Development at Computer Associates, an enterprise software company. From June 1997 to June 2003, Mr. Barrenechea served in a variety of positions, including Senior Vice President, Applications Development, and as a member of the Executive Management Committee at Oracle Corporation, an enterprise software company.

Mr. Boisvert has served as our Executive Vice President, Worldwide Sales and Marketing since March 2007. From January 2004 to October 2006, Mr. Boisvert served as President and Chief Executive Officer of ClearCube, a provider of virtual desktop solutions. From June 2002 to June 2003, Mr. Boisvert served as Senior Vice President of Sales at Stratus Technologies, a provider of fault tolerant server technology.

Mr. Coglitore co-founded Rackable Systems in 1999 and has been our Chief Technology Officer since December 2002 and was a member of our board of directors from our formation until January 2006. From September 1999 to December 2002, Mr. Coglitore served as Chief Executive Officer. From April 1992 to September 1999, Mr. Coglitore served as co-founder and General Partner of International Computer Systems, a server and storage company.

Mr. Garvey joined Rackable Systems in January 2005 as our General Counsel, Vice President of Corporate Development and Secretary. From September 1997 to December 2004, Mr. Garvey served as General Counsel, Vice President of Corporate Development and Secretary for Actuate Corporation, a publicly traded software company.

Ms. Ranganathan joined Rackable Systems in December 2005 as our Vice President of Finance and became our Chief Financial Officer in April 2006. From August 2002 to November 2005, Ms. Ranganathan served as the Vice President and Corporate Controller at Redback Networks, a publicly traded company providing telecommunication networking equipment. From January 2000 to August 2002, Ms. Ranganathan served as Vice President of Finance at Jamcracker, Inc., an application services provider. From November 1996 to December 1999, Ms. Ranganathan served as Director of Finance for BackWeb Technologies, an Internet software company. Ms. Ranganathan is a Certified Public Accountant in California and a Chartered Accountant from India.

Mr. Sastri joined Rackable Systems in September 2006 as our Executive Vice President of Storage Solutions in connection with our acquisition of Terrascale Technologies, Inc. became our Chief Operating Officer in April 2007 and our Executive Vice President, RapidScale Division in May 2007. From November 2002 to September 2006, Mr. Sastri was the President and Chief Executive Officer of Terrascale, a provider of a clustered file system solution enabling high performance I/O connectivity between servers and commodity-based storage subsystems. From August 1998 to November 2002, Mr. Sastri was the President and Chief Executive Officer of Maximum Throughput, Inc., a manufacturer of server and storage solutions.

Mr. Boesenberg has been a member of our Board of Directors since August 2006. From January 2002 to June 2006, Mr. Boesenberg served in various positions including Chief Executive Officer and Chairman of the Board at NetIQ Corp, a provider of integrated systems and security management solutions. Prior to joining NetIQ, Mr. Boesenberg held senior executive positions at IBM and Apple and served as president and chief executive officer of Central Point Software, Magellan and Integrated Systems. Mr. Boesenberg currently serves as a member of the Board of Directors of Callidus Software, a publicly traded provider of sales performance management software. Interwoven, a publicly traded provider of content management solutions and Keynote Systems, a publicly traded provider of on-demand test and measurement products for mobile communications, VoIP, streaming, and Internet performance. He has also previously served on the Board of Directors of Symantec, Macromedia and Maxtor.

Mr. Griffiths has been a member of our Board of Directors since November 2004. Mr. Griffiths joined WebEx Communications, Inc., a provider of web-based conferencing solutions in February 2006, as Vice President, Products and Operations and is currently President, Products and Operations. From June 1999 to July 2005, Mr. Griffiths was Chairman, President and Chief Executive Officer at Everdream Corporation, a technology services company.

Mr. Schwartz has been a member of our Board of Directors since August 2004. Since February 2005, Mr. Schwartz has been President of Magnolia Capital, an investment advisory firm. From February 2003 to August 2005, Mr. Schwartz was Chief Financial Officer of HyperRoll, Inc., a provider of high-performance database aggregation and summarization software. From September 2000 to July 2002, Mr. Schwartz was Chief Financial Officer of ATRICA, Inc., a telecommunications company. From October 1999 to May 2000, Mr. Schwartz was Chief Financial Officer at Noosh, Inc., a print management software company. From January 1996 to September 1999, Mr. Schwartz served as Vice President of Finance and Chief Financial Officer of Check Point Software, Inc., a software company. Mr. Schwartz is a partner in Magnolia Capital Partners LTD, which provides corporate advisory services to its clients in Israel and the United States, and which has entered into a solicitation and referral agreement with one of the underwriters in our public offerings.

Mr. Verdoorn joined Rackable Systems as a director in March 2005 and was elected Chairman of the Board of Directors in January 2006. From January 1999 to 2002, Mr. Verdoorn served as Executive Vice President of Global Operations for Affymetrix, Inc., a company specializing in the development of technology for acquiring and managing complex genetic information for use in biomedical research, genomics and clinical diagnostics, following which he continued as a consultant until December 2003. From 1997 to 1999, Mr. Verdoorn served as an independent consultant to the hard disk drive industry. From 1983 to 1997, Mr. Verdoorn held a number of positions with Seagate Technology, Inc., most recently as Executive Vice President and Chief Operating Officer of Storage Products.

SCHEDULE B

ADDENDUM FOR RESIDENTS OF CANADA

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Option Grants in exchange for the grant of Restricted Stock Units for Eligible Holders subject to tax in Canada. This summary is based on the law in effect in Canada as of May 31, 2007. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders.

This summary applies to and is limited to Eligible Holders who, for purposes of the Income Tax Act (Canada) and the Regulations thereunder (collectively as the “Act”), are individuals resident in Canada, deal at arm’s length with the Company (and, if employed by a subsidiary, with the subsidiary) and will hold shares of Common Stock issued pursuant to the Restricted Stock Units as capital property. This summary assumes that the Eligible Holders acquired their Eligible Option Grants and will acquire Restricted Stock Units by virtue of their employment with the Company or a corporation with which the Company does not deal at arm’s length. It also assumes that the exercise price of each surrendered Eligible Option Grant is greater than the value of a Share on the date of exchange of the Eligible Option Grant.

This summary is based upon the current provisions of the Act, all specific proposals to amend the Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to date hereof (the “Proposals”) and the current published administrative and assessing practices and policies of the Canada Revenue Agency. This summary is not exhaustive of all possible Canadian income tax consequences and does not take into account or anticipate any changes in law (other than the Proposals) and does not take into account provincial or territorial tax consequences or the tax laws of any country other than Canada, which may be materially and adversely different than those described herein. No assurance can be given that the Proposals will be enacted in the form proposed or at all.

This summary is not intended to be legal or tax advice to any particular Eligible Holder. Eligible Holders are urged to consult their own advisors about their particular circumstances.

Exchange

The exchange of Eligible Option Grants for Restricted Stock Units will result in a disposition of the Eligible Option Grants. On such disposition, the value of the consideration received by an Eligible Holder for the Eligible Option Grants will be deemed to be a benefit received by the Eligible Holder and included in computing the Eligible Holder’s income from employment for the year of disposition of the Eligible Option Grants. An Eligible Holder may be entitled to a deduction in computing taxable income in an amount equal to one-half of the amount of such employment income. Such deduction generally will be available where the Shares are “prescribed shares” for purposes of the Act (generally common shares) and the amount payable to acquire Shares pursuant to the Eligible Option Grants is not less than the fair market value of such Shares on the date the Eligible Option Grants were granted.

An Eligible Holder’s cost of the Restricted Stock Units will be equal to the fair market value of the consideration given for the Restricted Stock Units, being the Eligible Option Grants that are exchanged.

Exercise

On the exercise of Restricted Stock Units, the amount by which the fair market value of the Shares acquired on the exercise thereof at the time they are acquired by an Eligible Holder exceeds the amount paid by the Eligible Holder to acquire the Restricted Stock Units (being the fair market value of the Eligible Option Grants exchanged therefor at the time of exchange) will be deemed to be a benefit received by the Eligible Holder and included in computing the Eligible Holder’s income from employment for that taxation year. The cost to an Eligible Holder of the Shares so acquired will be equal to their fair market value on the date the Shares are acquired and will be averaged with the adjusted cost base of any other Shares held by the Eligible Holder as capital property.

Dividends

Dividends received or deemed to be received on the Shares must be included in computing an Eligible Holder’s income.

Disposition

An Eligible Holder who disposes of Shares will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the Eligible Holder’s adjusted cost base of the Shares plus reasonable costs of disposition. One-half of a capital gain must be included in the Eligible Holder’s income as a taxable capital gain, and one-half of a capital loss may be deductible by the Eligible Holder as an allowable capital loss against taxable capital gains to the extent and under the circumstances in the Act. Capital gains realized may be subject to alternative minimum tax.

Withholding

The Eligible Holder’s employer will take into account any employment benefit arising from the exchange of Eligible Option Grants and from the exercise of Restricted Share Units in determining amounts to be withheld from the Eligible Holder’s remuneration.

Note that if you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

SCHEDULE C

ADDENDUM FOR RESIDENTS OF HONG KONG

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Option Grants in exchange for the grant of Restricted Stock Units for Eligible Holders subject to tax in Hong Kong. This summary is based on the law in effect in Hong Kong as of May 31, 2007. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders.

This summary also includes other country-specific requirements that may affect your participation in the offer.

Pursuant to the terms and conditions of the offer to exchange made by Rackable Systems dated June 11, 2007, you are being provided with an opportunity to tender certain eligible options previously granted to you, in exchange for restricted stock units. The Restricted Stock Units will be granted on, or as promptly as practicable after, the exchange date, pursuant to the terms of the offer to exchange and the terms of the Rackable Systems, Inc. 2005 Equity Incentive Plan.

Tax Information

This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell stock acquired upon vesting of the restricted stock units.

Restricted Stock Units

Although the tax treatment of restricted stock units is uncertain in Hong Kong, you will likely not be subject to tax on the exchange of eligible stock options for, or your receipt of, restricted stock units.

When the restricted stock units vest, you will be subject to Hong Kong salaries tax on the fair market value of the restricted stock units on the date(s) of such vesting. This income will be considered additional salary and, therefore, is included in your overall income for the tax year(s) in which the vesting date(s) occur. (Please note that Hong Kong has a different tax year than the United States).

Although payments of Hong Kong salaries tax can normally be utilized as a credit against the United States individual income tax liability of United States taxpayers under relevant foreign tax credit rules, this credit may be unavailable in some circumstances.

Dividends

If you vest in the restricted stock units and are issued stock, then dividends may be paid with respect to that stock if Rackable Systems declares a dividend. Any dividends paid will not be subject to tax in Hong Kong but will be subject to U.S. tax.

Share Sale

No Hong Kong tax is payable on capital gains from sale of stock issued to you under the above plan. Therefore, if you continue to hold the stock after the vesting date(s) and you subsequently sell the stock, any gain, from the excess of the sale price over the value as of the vesting date(s), will not be taxable and any loss will not be deductible, for purposes of calculating your Hong Kong tax liabilities.

Withholding and Reporting

Under current Hong Kong tax laws, no withholding will occur at the date of the exchange and the vesting of the restricted stock units. Rackable Systems will report the taxable benefits arising to you from the vesting of the restricted stock units in the course of making its usual return of remuneration to the Hong Kong tax authorities. It is your obligation to pay any resulting taxes.

Note that if you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

SCHEDULE D

ADDENDUM FOR RESIDENTS OF IRELAND

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Option Grants in exchange for the grant of Restricted Stock Units for Eligible Holders subject to tax in Ireland. This summary is based on the law in effect in Ireland as of May 31, 2007. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders.

This summary also includes other country-specific requirements that may affect your participation in the offer.

Pursuant to the terms and conditions of the offer to exchange made by Rackable Systems, Inc. dated June 11, 2007, you are being provided with an opportunity to tender eligible options previously granted to you, in exchange for restricted stock units. The restricted stock units will be granted on, or as promptly as practicable after, the exchange date, pursuant to the terms of the offer to exchange and the terms of the Rackable Systems, Inc. 2005 Equity Incentive Plan.

Tax Information

This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

Assignment/Exchange of Existing Options

The exchange of an option for a number of restricted stock units may give rise to a tax liability if the amount or value of the restricted stock units given in return for the assignment of the option exceeds the value of the consideration, if any, given when the option was originally granted. If the restricted stock units are not looked on as having value at present, a tax liability should not arise. If there is a gain arising on the exchange, the gain would be liable to income tax at the employee’s marginal tax rate. Any tax liability that does arise must be paid to the Revenue, by the employee, within 30 days of the exchange of the existing option for the restricted stock unit.

Restricted Stock Units

As the restricted stock units do not represent a legal right to acquire an asset, no taxation arises on the grant of the restricted stock units. When the units vest and the employee receives the related share, a tax liability will arise by reference to that event. The tax liability will be computed by reference to the value of the share at the point in time when it is received by the employee. The liability will be to income tax but a liability to social insurance should not arise on the gain. Currently any tax liability arising on vesting has to be paid by the employee directly. Details of the relevant gain should be included in the tax return for the appropriate year which must be filed by the appropriate due date (normally the 31 October in the following year) in order to avoid a surcharge.

Subsequent Disposal of Shares Acquired

Where the employee subsequently sells shares acquired as a result of the vesting of the restricted stock unit, to the extent that the consideration exceeds the value of unit on vesting, the resulting gain will be subject to capital gains tax. There is an annual exemption of €1,270 in respect of a person’s total capital gains. If the employee’s total gains less unused capital losses exceeds this amount, the gain will be subject to capital gains tax. The current rate of capital gains tax is 20%.

Please note that tax laws change frequently and vary with your individual circumstances. Also, please note that the offer to exchange is not governed by Irish law. Please consult a tax advisor to determine the tax considerations relevant to your participation in the offer.

Note that if you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

SCHEDULE E

ADDENDUM FOR RESIDENTS OF THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Option Grants in exchange for the grant of Restricted Stock Units for Eligible Holders subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of May 31, 2007. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders.

This summary also includes other country-specific requirements that may affect your participation in the offer.

Pursuant to the terms and conditions of the offer to exchange made by Rackable Systems, Inc. dated June 11, 2007, you are being provided with an opportunity to tender eligible options previously granted to you, in exchange for restricted stock units. The restricted stock units will be granted on, or as promptly as practicable after, the exchange date, pursuant to the terms of the offer to exchange and the terms of the Rackable Systems, Inc. 2005 Equity Incentive Plan.

Tax Information

This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

Assignment/Exchange of Existing Options

The exchange of an option for a number of restricted stock units may give rise to a tax liability if the amount or value of the restricted stock units given in return for the assignment of the option exceeds the value of the consideration, if any, given when the option was originally granted. If the restricted stock units are not looked on as having value at present, a tax liability should not arise. If there is a gain arising on the exchange, the gain will be subject to PAYE if the restricted stock unit is considered to be a readily convertible asset. If not, any gain would be assessable to income tax at the employee’s marginal tax rate and would have to be included in a tax return to be filed for the relevant year of assessment.

Restricted Stock Units

As the restricted stock units do not represent a legal right to acquire an asset, no taxation arises on the grant of the restricted stock units. When the units vest and the employee receives the related share, a tax liability will arise by reference to that event. The tax liability will be computed by reference to the value of the share at the point in time when it is received by the employee. The liability will be to income tax and in addition, a liability to national insurance will arise on the gain. Any tax liability arising on vesting will be collected through the PAYE system.

Subsequent Disposal of Shares Acquired

If you hold the restricted stock units until the restrictions are lifted and are in receipt of shares, where you subsequently sell the shares, any gain will be subject to tax as a capital gain, subject to the annual exemption and any allowable capital losses. The gain will be calculated on the difference between the sale price of the shares and the fair market value of the shares on the date they were issued to you. Taper relief may also be available where the relevant provisions apply. Details of the relevant gain should be included in your tax return for the appropriate year of assessment which must be filed by the appropriate due date (normally the 30 September after the end of the year of assessment).

Please note that tax laws change frequently and vary with your individual circumstances. Also, please note that the offer to exchange is not governed by English law. Please consult a tax advisor to determine the tax considerations relevant to your participation in the offer.

Note that if you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

STOCK OPTION EXCHANGE

QUESTIONS AND ANSWERS

These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that have an exercise price equal to or greater than $16.00 per share (Offer). They are to be read in conjunction with the Offer of which they are a part.

Q1	What is the stock option exchange program?

A1
Our stock option exchange program (also referred to in these materials as the Offer) is a voluntary program permitting eligible holders to exchange stock options that have an exercise price that is equal to or greater than $16.00 per share (Eligible Option Grants) for a reduced number of Restricted Stock Units (Restricted Stock Units) to be granted under our 2005 Equity Incentive Plan (2005 Plan). The Restricted Stock Units are expected to be granted shortly after July 10, 2007, or a later date if we extend the Expiration Date of the Offer.

The Offer will be open to all persons (Eligible Holders) who as of the commencement of the Offer are employed by us and our Subsidiaries. However, members of our Board of Directors, our Chief Executive Officer and Executive Vice President, Worldwide Sales and Marketing will not be eligible to participate in the Offer.

Your participation in this Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or cancel those Eligible Option Grants in exchange for a reduced number of Restricted Stock Units.

Q2	Why is the Option Exchange Program being offered?

A2
In light of the significant decline in the price of our common stock during 2007, we recognize that many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of May 31, 2007, Eligible Holders held Eligible Option Grants for approximately 2,566,633 shares with exercise prices ranging from $16.00 per share to $48.24 per share. As of June 7, 2007, the closing price of our common stock as reported on the Nasdaq Global Select Market was $12.82 per share. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance employee morale and retention, as well as long-term stockholder value, we need to maintain competitive employee compensation and incentive programs. An equity stake in the success of the company is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore for Eligible Holders the ability to participate economically in our future growth and success.

In addition, many of the Eligible Option Grants have been out of the money for an extended period of time and, therefore, have not been exercised. As a result, we have developed a significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees. Assuming that 100% of Eligible Holders participate in the Offer, Eligible Option Grants covering approximately 2,566,633 shares as of May 31, 2007 would be surrendered and cancelled, while approximately 1,013,730 Restricted Stock Units would be issued, resulting in a net reduction of approximately 1,552,903 shares. The recapture of these shares would allow us to use the additional shares to recruit new management employees and to retain directors and key employees. The cancellation of Eligible Option Grants will also allow us to minimize incremental accounting charges under SFAS No. 123(R) relating to the Eligible Option Grants as they would have continued to vest.

Q3	Why can’t I just be granted additional options?

A3
We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the large number of stock options that are currently outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share. Additionally, one of the goals of the Offer is to reduce our significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees.

Q4	What options may I exchange as part of this program?

A4
As described more fully below, we are offering to exchange certain stock options held by Eligible Holders that are currently outstanding under the 2005 Plan and our Amended and Restated 2006 New Recruit Equity Incentive Plan (Company Option Plans).

Any option with an exercise price equal to or greater than $16.00 per share that is outstanding on the Expiration Date of the Offer, which is currently expected to be July 10, 2007, or a later date if we extend the Offer, will be eligible for exchange.

If you attempt to exchange an option having an exercise price less than $16.00 per share, that option will not be an Eligible Option Grant and any election you may have made to exchange that option will not be accepted by us.

Q5	May I tender options that I have already exercised?

A5
The Offer only permits the exchange of options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and our Employee Stock Purchase Plan), whether or not you have vested in those shares. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Option Grants for which you have both properly submitted an exercise notice and tendered the exercise price prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Option Exchange Program?

A6	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan are eligible for exchange in the Offer.

Q7	How many Restricted Stock Units will I receive for the options that I exchange?

A7
The number of Restricted Stock Units that you will receive in the Offer is related to the exercise price of your Eligible Option Grants. We have established three exchange ratios for Eligible Option Grants depending on their exercise prices. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Stock Option Shares per Restricted Stock Unit
$16.00 - $24.99	2 to 1
$25.00 - $34.99	3 to 1
$35.00 and above	3.5 to 1

The total number of Restricted Stock Units an Eligible Holder will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share. For example, if an Eligible Holder holds an option to purchase 1,000 shares of our common stock at an exercise price of $20.00 per share, he or she would be entitled to exchange that option for 500 Restricted Stock Units (i.e., after applying the applicable 2 to 1 exchange ratio set forth in the table above).

Q8	Why isn’t the exchange ratio simply one-for-one and how were the exchange ratios calculated?

A8
Our stock option exchange program is designed to balance our interests and those of our employees and stockholders. In general, the exchange ratios selected for this Offer were intended to result in the issuance of Restricted Stock Units having a fair value approximately equivalent to the fair value of the Eligible Option Grants surrendered in the Offer, as calculated using the Black-Scholes valuation model (a model for calculating the value of derivative securities), for those Eligible Option Grants with exercise prices less than $25.00 per share, and the issuance of Restricted Stock Units having a fair value of approximately 70% of the fair value of Eligible Option Grants with exercise prices of $25.00 or more.

Q9
If the price of our common stock were to increase after the date on which my Eligible Option Grants are cancelled, is it possible that those cancelled Eligible Option Grants would have ultimately been more economically valuable than the Restricted Stock Units I received in exchange for them?

A9
Yes. If the price of our common stock increases after the date on which your Eligible Option Grants are cancelled, those cancelled Eligible Option Grants might prove to have been worth more than the Restricted Stock Units that you receive in exchange for them. For example, if you exchange Eligible Option Grants covering 6,000 shares with an exercise price of $30.00 per share, you would receive a grant of 2,000 Restricted Stock Units (after applying the applicable exchange ratio of 3 Eligible Option Grant shares for every one Restricted Stock Unit). Assume, for illustrative purposes only, that two years after the Restricted Stock Unit grant date the fair market value of our common stock had increased to $50.00 per share. Under this example, if you had kept your exchanged Eligible Option Grants, exercised them, and sold the underlying shares at $50.00 per share, you would have realized a pre-tax gain of $120,000, but if you exchanged your options and sold the shares subject to the Restricted Stock Units for $50.00 per share, you would only realize a pre-tax gain of $100,000.

For any particular option, the price of our common stock at which the exchange would be a “break-even” proposition can be calculated in a few simple steps. First, start with the applicable exchange ratio. For example, the exchange ratio for Eligible Option Grants with a $30.00 exercise price is 3. Next, divide the applicable exchange ratio by itself minus one - this number will be the “break-even multiple.” Thus, for the example in the preceding paragraph, you would divide the applicable exchange ratio (3) by itself minus 1 (2), yielding 1.5 - this number is the “break-even multiple.” Since the option exercise price in the example was $30.00, the “break-even price” of our common stock for that option would be $30.00 multiplied by 1.5, or $45.00. If the fair market value of our common stock at the time of sale were to exceed the “break-even price” (such as $45.00 in the above example), you would be better off economically by keeping the exchanged Eligible Option Grants. However, if the fair market value of our common stock at the time of sale were less than the “break-even price,” you would be better off economically by exchanging the Eligible Option Grants for Restricted Stock Units.

The following table sets forth the “break-even multiples” and the range of exercise prices applicable to each break-even multiple:

Exercise Price Range	Break-Even Multiple
$16.00 - $24.00	2.0
$25.00 - $34.99	1.5
$35.00 and above	1.4

Note that this discussion of the “break-even multiple” and “break-even price” does not take into account vesting. Many of the Eligible Option Grants are partially vested, whereas the Restricted Stock Units granted pursuant to the Offer will not be vested at all as of their grant date and the full amount of such Restricted Stock units will be subject to vesting restrictions. You should take into account both the “break-even multiple” (and your judgment regarding the future value of our common stock) and the fact that the Restricted Stock Units are subject to future vesting when deciding whether to participate in this Offer.

Q10	When will I receive my Restricted Stock Units?

A10	If you participate in the Offer, you will be granted your Restricted Stock Units shortly after July 10, 2007, or a later date if we extend the Offer.

Q11	How will my Restricted Stock Units vest?

A11
Restricted Stock Units issued in the Offer will be completely unvested at the time they are granted and will become vested on the basis of your continued service as an employee or consultant with us or one of our Subsidiaries. The Restricted Stock Units will be subject to vesting in equal quarterly installments through August 15, 2009 (if the Eligible Option Grant being tendered in the Offer was granted prior to October 1, 2006) or August 15, 2010 (if the Eligible Option Grant being tendered in the Offer was granted on or after October 1, 2006), with the first quarterly vesting date to be November 15, 2007, regardless of the extent to which the corresponding Eligible Option Grants were vested upon surrender. A participant in the Offer will forfeit any Restricted Stock Units received that remain unvested at the time his or her continued service as an employee or consultant with us or one of our Subsidiaries terminates for any reason.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR RESTRICTED STOCK UNITS AND YOUR CONTINUED SERVICE AS AN EMPLOYEE OR CONSULTANT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE AUGUST 15, 2009 OR 2010, AS APPLICABLE, THEN YOU WILL FORFEIT ANY RESTRICTED STOCK UNITS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR CONTINUED SERVICE AS AN EMPLOYEE OR CONSULTANT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

Q12	What are the other terms and conditions of my Restricted Stock Units?

A12
Each Restricted Stock Unit represents a right to receive one share of our common stock on a fixed settlement date, which is the date on which the Restricted Stock Unit vests, subject to the Eligible Holder’s continued service as an employee or consultant with us. An Eligible Holder is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her Restricted Stock Units. However, Eligible Holders generally will recognize taxable income upon settlement of the Restricted Stock Units that is subject to income and employment tax and/or social security contribution withholding. We may elect to satisfy our tax withholding obligations by deducting from the shares of common stock that would otherwise be issued in settlement of Restricted Stock Units a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. All other terms and conditions of the Restricted Stock Units issued in the Offer will be substantially the same as those that apply generally to restricted stock units granted under the 2005 Plan. For additional information regarding the terms of the Restricted Stock Units to be issued in the Offer, please refer to the 2005 Plan prospectus on our intranet website located at http://collab.rackable.com/twiki/bin/view/Main/HumanResources.

Q13	Are there conditions to the Offer?

A13
Yes. The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of Eligible Option Grants being exchanged.

Q14	Are there any eligibility requirements I must satisfy in order to receive the Restricted Stock Units?

A14
In order to receive Restricted Stock Units, you must be employed by us or by one of our Subsidiaries on the Commencement Date and you must remain continuously employed by us or one of our Subsidiaries or be on a leave of absence protected by statute, through the Expiration Date and the date Restricted Stock Units are granted. However, our Chief Executive Officer, our Executive Vice President, Worldwide Sales and Marketing, and members of our Board of Directors are not eligible to participate in the Offer.

IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, YOU WILL NOT RECEIVE ANY RESTRICTED STOCK UNITS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND YOUR EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $16.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN, SUBJECT TO ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND RACKABLE SYSTEMS, YOUR EMPLOYMENT IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE OR THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q15	Are employees who tender their Eligible Option Grants and are on a leave of absence on the date the Restricted Stock Units are granted eligible to participate?

A15
If you tender your Eligible Option Grants and they are cancelled in the Offer and, on the date Restricted Stock Units are granted, you are on a leave of absence protected by statute, then you will be entitled to receive a Restricted Stock Unit on the date Restricted Stock Units are granted. If, however, on the date Restricted Stock Units are granted you are on a leave that is not protected by statute, then the Restricted Stock Units will be issued on the date, if any, that you return to regular employment with us or one of our Subsidiaries.

Q16	Are the terms and conditions of the Offer the same for everyone?

A16
Yes. The terms and conditions of the Offer are intended to be the same for everyone. However, Restricted Stock Units granted to employees residing in jurisdictions other than the United States may be subject to different terms and conditions than those granted to employees residing in the United States. If you are a tax resident of Canada, Hong Kong, Ireland, or the United Kingdom, please see Schedules B through E, respectively, of the Offer for more details.

Q17	How should I decide whether or not to participate?

A17
We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the Nasdaq, our own stock price and our business and your desire and ability to remain an employee of Rackable Systems until the Expiration Date and the date the Restricted Stock Units become vested (also see Question & Answer 9). Rackable Systems cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices.

Q18	How does the Offer work?

A18
On or before the Expiration Date (which we currently expect to be July 10, 2007), you may decide to exchange any of your Eligible Option Grants for a reduced number of Restricted Stock Units. The number of Restricted Stock Units you are entitled to receive upon exchange of your Eligible Option Grants will be determined by the applicable exchange ratio (see Question & Answer 7).

Q19	What if my Eligible Option Grants are not currently vested? Can I exchange them?

A19	Yes. Your Eligible Option Grants do not need to be vested in order for you to exchange them in the Offer.

Q20	If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A20
If you have more than one Eligible Option Grant, then you may exchange any or all of them. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option Grant that you tender in this Offer.

Q21
My options are separated between incentive stock options and nonqualified stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I cancel one part but not the other? (This question is relevant only for employees who are located in the United States.)

A21
No. An option that has been separated into a partial incentive stock option and a partial nonqualified stock option is still considered to be a single option, and cannot be separated for purposes of this Offer.

Q22	Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A22
Yes. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q23	Will I be required to give up all of my rights under the cancelled options?

A23
Yes. Once we have accepted your exchanged options, your exchanged Eligible Option Grants will be cancelled and you will no longer have any rights thereunder. We intend to cancel all exchanged Eligible Option Grants on the same U.S. business day as the Expiration Date. We currently expect that the Expiration Date will be July 10, 2007. (See Section 6)

Q24	Will the terms and conditions of my Restricted Stock Units be the same as my exchanged options?

A24
Restricted Stock Units are a different type of award than stock options, and so the terms and conditions of your Restricted Stock Units will necessarily be different from your stock options. Your Restricted Stock Units will be granted under our 2005 Plan and will be subject to a Restricted Stock Unit agreement between you and Rackable Systems. If you exchange Eligible Option Grants for Restricted Stock Units and your continued service as an employee or consultant with us or one of our Subsidiaries terminates for any reason before August 15, 2009 (for Eligible Option Grants being tendered in the Offer that were granted prior to October 1, 2006) or August 15, 2010 (for Eligible Option Grants being tendered in the Offer that were granted on or after October 1, 2006), then you will forfeit any Restricted Stock Units received that remain unvested at the time your continued service as an employee or consultant with us or one of our Subsidiaries terminates. (See Questions & Answers 11 and 12)

Q25	Will I have to pay taxes if I participate in the Offer?

A25
If you participate in the Offer and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the date Restricted Stock Units are granted, you generally will not be required under current law to recognize income for U.S. federal income tax purposes. However, you generally will have taxable income when your Restricted Stock Units vest, at which time we will also generally have a tax withholding obligation. We may withhold a sufficient number of otherwise distributable shares of common stock when Restricted Stock Units vest to satisfy our tax withholding obligation. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. You may also have taxable income when you sell the shares issued upon settlement of the Restricted Stock Unit. (See Section 13)

If you are a tax resident of a country other than the United States, the tax consequences of participating in the Offer, as well as for your Restricted Stock Units, may be different. Please be sure to read Schedules B through E attached hereto which discusses the potential tax consequences for employees residing in Canada, Hong Kong, Ireland, and the United Kingdom, respectively.

For all employees, we strongly recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this Offer. If you are a tax resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences in more than one country that may apply to you.

Q26	What are the tax implications for not participating in this Offer? (This question applies only to employees in the United States)

A26
We do not believe that the Offer will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, the U.S. Internal Revenue Service (IRS) may characterize the Offer as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your Eligible Option Grants have been modified could extend the Eligible Option Grants’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonqualified stock options. If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise.

Q27	What if my employment is terminated prior to the Expiration Date?

A27
If you elect to exchange Eligible Option Grants, your election will be irrevocable after 5:00 P.M. U.S. Pacific Time on the Expiration Date, which is currently expected to be July 10, 2007. Therefore, if your employment with us or one of our Subsidiaries terminates, whether voluntarily, involuntarily or for any other reason (including death), prior to the Expiration Date, you will not receive any Restricted Stock Units. If your employment with us is terminated as part of any announced reduction in force, you will fall in this category. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES ON THE EXPIRATION DATE, YOU WILL NOT RECEIVE ANY RESTRICTED STOCK UNITS.

IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN, SUBJECT TO THE PROVISIONS OF ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND RACKABLE SYSTEMS, YOUR EMPLOYMENT IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE OR THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q28	What if my employment is terminated after the date that my Eligible Option Grants are cancelled and before the date the Restricted Stock Unit is granted?

A28
If your employment with us or one of our Subsidiaries is terminated, whether voluntarily, involuntarily or for any other reason (including death) after the Expiration Date and prior to the date the Restricted Stock Unit is granted, you will forfeit the Eligible Option Grants that were cancelled, and you will not receive any Restricted Stock Units. If your employment with us is terminated as part of any announced reduction in force, you will fall in this category.

IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, SUBJECT TO THE PROVISIONS OF ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND RACKABLE SYSTEMS, THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE OR THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q29	How long will this Offer remain open?

A29
Presently, the Offer is scheduled to remain open until 5:00 p.m., U.S. Pacific Time, on the Expiration Date, which is currently expected to be July 10, 2007. We currently have no plans to extend the Offer beyond July 10, 2007. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Time, on the next business day following the scheduled or announced Expiration Date.

Q30	What do I need to do to exchange my Eligible Option Grants?

A30
To exchange your Eligible Option Grants, you must complete and submit an Election Form. We intend to deliver to each Eligible Holder a copy of the Offer with an Election Form that lists each Eligible Option Grant. In addition, blank Election Forms can be found at http://collab.rackable.com/twiki/bin/view/Main/HumanResources, and a listing of all of your Eligible Option Grants can be viewed online by accessing your E*TRADE account at www.etrade.com. The Election Form must be submitted to Quoc Nguyen, HR Generalist, via hand delivery, interoffice mail or facsimile to (408) 240-8002 before 5:00 p.m., U.S. Pacific Time, on the Expiration Date, which is expected to be July 10, 2007. If you are an employee on a leave of absence as of the Commencement Date, Quoc Nguyen will mail to you an Election Form and Notice of Withdrawal. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grants.

Q31	What is the deadline to elect to participate in the Offer?

A31
You must deliver your Election Form to Quoc Nguyen via hand delivery, interoffice mail or facsimile to (408) 240-8002 by 5:00 p.m., U.S. Pacific Time, on the Expiration Date, which is expected to be July 10, 2007. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Time, on the next business day following the scheduled or announced Expiration Date.

Q32	Can I change my election? How often?

A32
Yes. You can change your election at any time by either delivering a Notice of Withdrawal or revising and re-delivering your Election Form, each to Quoc Nguyen, HR Generalist, via hand delivery, interoffice mail or facsimile to (408) 240-8002, prior to the deadline. There is no limit to the number of times you can change your election prior to the deadline. However, the last Notice of Withdrawal or Election Form you deliver prior to the deadline will determine your decision to elect.

Q33	What will happen if I don’t turn in my form by the deadline?

A33	If you miss this deadline, you cannot participate in the Offer. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

Q34	Will I receive a confirmation of my election?

A34
Yes. After you deliver an Election Form, Quoc Nguyen, HR Generalist will send you a confirmation indicating we have received your Election Form and stating where you can find information regarding the number of Restricted Stock Units that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Notice of Withdrawal, Quoc Nguyen will send you a confirmation indicating we have received your Notice of Withdrawal. You should keep these confirmations with your records.

Q35	What if I don’t accept this Offer?

A35
This Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in this Offer. However, if you are an employee residing in the United States, you choose not to participate in this Offer and your Eligible Option Grants are incentive stock options, the IRS could decide that the Offer is a modification of the status of your incentive stock options. A successful assertion by the IRS that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. For further details, please consult with your personal tax advisor.

Q36	Where do I go if I have additional questions about this Offer?

A36
Please direct your questions to Quoc Nguyen, HR Generalist, at (510) 933-8398 or qnguyen@rackable.com. We will review these questions periodically throughout the exchange period and to the extent we deem it appropriate, we will add the appropriate information to the Questions & Answers section of the website established for this Offer, which is located on our employee intranet at http://collab.rackable.com/twiki/bin/view/Main/HumanResources.